UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2008

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On February 13, 2008, Vonage Holdings Corp. (the “Company”) announced its financial results for the quarter and year ended December 31, 2007. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K. In addition, on February 12, 2008, the Company determined that it was necessary to restate its consolidated financial statements for the quarters ended June 30, 2007 and September 30, 2007 in order to correct the amount of stock-based compensation expense recorded by the Company for those periods. Accordingly, the information contained in Item 4.02 of this Current Report on Form 8-K is incorporated herein by reference.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

The Company is making references to non-GAAP financial information in both the press release and the conference call. A reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures is contained in the attached press release.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On February 12, 2008, management of the Company, after discussions with the Audit Committee of the Board of Directors of the Company and the Company’s independent registered public accounting firm, BDO Seidman LLP, determined that it was necessary to restate the Company’s consolidated financial statements for the quarters ended June 30, 2007 and September 30, 2007 in order to correct the amount of stock-based compensation expense recorded by the Company for those periods. Accordingly, the Company’s consolidated financial statements previously filed for those periods should no longer be relied upon. This restatement will not result in a change in the Company’s previously reported revenues, cash flows from operations or total cash and cash equivalents shown in its consolidated financial statements for the quarters ended June 30, 2007 and September 30, 2007. An explanation of the nature of and reasons for the restatement is provided below.

Due to the departure of the Company’s former Chief Executive Officer, certain senior executives and personnel impacted by the Company’s reduction in force during the second and third quarters of 2007, there was a corresponding forfeiture of a large number of stock-based awards. The Company determined that actual forfeitures as a result of these actions exceeded previous estimates. As a result, non-cash stock compensation expense should have been adjusted concurrent with the resignation of these employees and a adjustment of stock-based compensation as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment should have been recorded at that time.

The decrease in non-cash stock-based compensation expense attributable to the restatement will result in a decrease of approximately $10.4 million in the Company’s net loss for the quarter and six months ended June 30, 2007 and a decrease of approximately $3.8 million and $14.2 million in the Company’s net loss for the quarter and nine months ended September 30, 2007, respectively. The restatement will have no impact on the Company’s consolidated operating results for any periods prior to the quarter ended June 30, 2007.

The impact to the Company’s statement of operations is as follows:

VONAGE HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Qtr. Ended June 30, 2007	Adj	Restated June 30, 2007	Qtr. Ended September 30, 2007	Adj	Restated September 30, 2007
Operating Revenues:
Telephony services	$200,470		$200,470	$203,724		$203,724
Customer equipment and shipping	5,432		5,432	6,810		6,810

	205,902		205,902	210,534		210,534

Operating Expenses:
Direct cost of telephony services	52,335		52,335	54,463		54,463
Royalty	11,052		11,052	11,139		11,139

Total cost of telephony services	63,387		63,387	65,602		65,602
Direct cost of goods sold	11,243		11,243	17,057		17,057
Selling, general and administrative	88,202	(10,400)	77,802	217,939	(3,800)	214,139
Marketing	67,906		67,906	61,885		61,885
Depreciation and amortization	8,191		8,191	8,563		8,563

	238,929		228,529	371,046		367,246

Loss from operations	(33,027)		(22,627)	(160,512)		(156,712)

Other Income (Expense):
Interest income	4,761		4,761	4,238		4,238
Interest expense	(5,127)		(5,127)	(5,424)		(5,424)
Other, net	(50)		(50)	(36)		(36)

	(416)		(416)	(1,222)		(1,222)

Loss before income tax benefit (expense)	(33,443)		(23,043)	(161,734)		(157,934)
Income tax benefit (expense)	(183)		(183)	(94)		(94)

Net loss	$(33,626)		$(23,226)	$(161,828)		$(158,028)

Net loss per common share:
Basic and diluted	$(0.22)		$(0.15)	$(1.04)		$(1.01)

Weighted-avg common shares o/s:
Basic and diluted	155,506		155,506	155,784		155,784

In light of the restatement, the Company believes that a material weakness existed in the design of its internal control procedures relating to recording its stock-based compensation expense. Although the Company’s procedures did detect in the fourth quarter that stock-based compensation was overstated in the second and third quarters of 2007, the control was not designed in a manner to provide this conclusion in a timely manner. The Company has remediated this material weakness and prospectively will adjust its estimated forfeitures to actual forfeitures on a quarterly basis.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

The following exhibit relating to Item 2.02 shall be deemed to be furnished, and not filed:

99.1 Press Release issued by Vonage Holdings Corp. on February 13, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: February 13, 2008	By:	/S/ JOHN S. REGO
John S. Rego Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.:	Description:

99.1	Press release issued by Vonage Holdings Corp. on February 13, 2008